Exhibit 10.2

April 7, 2015

Gerald E. Quirk

20 Scotts Wood Drive

Sudbury, MA 01776

Dear Gerald:

It is my great pleasure to offer you the position of General Counsel and Executive Vice President of Business Operations for Tokai Pharmaceuticals, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment:

1.	Employment. You will be employed to serve on a full-time basis as General Counsel & Executive Vice President of Business Operations effective May 26, 2015. In this role, you will be responsible for overseeing all legal and business operations functions plus any other duties as may from time to time be assigned to you by the Company. You shall report to Jodie Morrison, Chief Executive Officer, or his/her designee, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.	Base Salary. Your base salary will be at the rate of $15,208.33 per semi-monthly pay period (which if annualized equals three hundred sixty-five thousand dollars), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.	Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible for a retention and performance bonus of up to 35% of your annualized base salary for the year, based on your performance and the Company’s performance during the applicable calendar year, as determined by the Company in its sole discretion. The bonus will be pro-rated for the period during the year for which you are employed. In any event, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn any such bonus award, as it also serves as an incentive to remain employed by the Company

4.	Equity. Subject to approval by the Board, you will receive an option to purchase, 214,605 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Common Stock on the date of effectiveness of the grant of such option (the “Option”). The Option will not be effective prior to the commencement of your employment. The Option would be granted pursuant and subject to the terms of a stock option agreement to be entered into with the Company and under the Company’s 2014 Stock Incentive Plan (the “Option Agreement”).

The Option Agreement will provide that the Option will vest over a four year period, with the first twelve and a half percent (12.5%) of the Option vesting upon the date six months from the date of your commencement of employment and the balance of the Option vesting on a monthly basis on the last day of the month in 42 equal monthly installments thereafter, subject to your continued employment with the Company through each vesting date.

The Option Agreement will also provide that notwithstanding the foregoing, in the event that a Change in Control Event (as defined below) occurs or a definitive agreement that results in a Change of Control Event is entered into prior to November 25, 2015, then immediately prior to the Change in Control Event, the Option with respect to 50% of the underlying shares originally covered by the Option (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock) will terminate and be of no further force or effect, and the balance of the Option shall continue in force or effect as if it had originally been granted for a number of shares equal to 50% of the underlying shares originally covered by the Option (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events affecting the Common Stock).

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set for below.

5.	Benefits. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.	Business Expenses: The Company will reimburse you for all submitted reasonable and documented business expenses in accordance with Company policy.

7.	Vacation. You will be eligible for a maximum of 4 weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.667 days per month that you are employed during such calendar year. Pursuant to Company policy, vacation time cannot be carried over from year to year.

8.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement. You will be required to execute the attached Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) as a condition of employment.

9.	No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

10.	Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of your date of hire, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.	At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

12.	Termination Without Cause or for Good Reason.

a.	Severance Benefits in Connection with Termination. Subject to Sections 12(b) and (c), if the Company terminates your employment without Cause (as defined below), or you terminate your employment for Good Reason (as defined below), (i) you will receive as severance pay an amount equal to six months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings, and payable over a six month period in accordance with the Company’s regular payroll practices) and (ii) provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of six months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease.

b. Severance Benefits in Connection with Termination Upon or Within One Year Following a Change in Control Event. Subject to Section 12(c), if, upon or during the 12 month period commencing upon a Change in Control Event (as defined below), your employment with the Company or the acquiring or succeeding company is terminated by the Company or the acquiring or succeeding company without Cause or, upon or during the 12 month period commencing upon the Change in Control Event, you terminate your employment with the Company or the acquiring or succeeding company for Good Reason, then, in lieu of the severance and other benefits provided for in Section 12(a), to the extent applicable, (i) you will receive as severance pay (x) an amount equal to 12 months of your then-current base salary (subject to all applicable federal, state and local taxes and withholdings and payable over an 12-month period in accordance with the Company’s regular payroll practices) and (y) an amount equal to 100% of your then-current annual target bonus (subject to all applicable federal, state and local taxes and withholdings and payable in a lump sum), (ii) provided that you are eligible for and elect COBRA coverage, the Company will pay the amount of premiums it pays for active employees with similar coverage for you and your covered beneficiaries but not more each month than the monthly amount it was paying for your coverage when your employment ended until the earlier of 12 months after your employment ends or the date you (or, as applicable, your beneficiaries) become eligible for coverage at a new employer, provided that if the Company’s paying such premiums violates nondiscrimination laws, the payments will cease, and (iii) notwithstanding the terms of any stock option agreement, restricted stock agreement, restricted stock unit agreement or other stock award (“Equity Awards”), the vesting of all Equity Awards held by you on the date of termination shall be automatically accelerated, effective as of the date of termination, such that such Equity Awards shall become 100% fully vested.

c. Conditions of Severance Benefits. You will not receive your severance pay or the other benefits set forth in Sections 12(a) and (b) of this letter unless (i) you are in full compliance with the Non-Competition Agreement described in Section 8 and (ii), within 60 days following your last day of employment (or such lesser period as is then required by the Severance Agreement), you timely execute and return a severance and release of claims agreement provided by the Company (the “Severance Agreement”) and, if applicable, allow it to become effective by not revoking your acceptance (the “Severance Conditions”). Upon the satisfaction of the Severance Conditions, your receipt of severance pay and other benefits shall commence (or in the case of any lump sum payment, shall paid and, in the case of any Equity Awards, shall vest) on the Company’s first payroll date following the eighth day after you execute the Severance Agreement (provided that if the 60 day period described above ends in a calendar year subsequent to the year in which you are terminated, payment will not begin before the first business day of that subsequent year), and shall continue for the periods described in Sections 12(a) and (b), as applicable. Any severance pay or other benefits payable under this Section 12 will be subject to the terms and conditions set forth in Exhibit A.

d. Definitions. For the purposes of this Section 12:

(i)	“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence,(ii) breached or threatened to breach the Non- Competition Agreement, (iii) violated Company policies or procedures, and/or (iv) failed to perform your assigned duties to the Company’s satisfaction, following notice of such failure by the Company and a period of fifteen (15) days to cure.

(ii)	“Change in Control Event” means:

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control Event: (x) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination: provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(iii)	“Good Reason” means: (a) a material adverse change in your duties, responsibilities, title or reporting relationship, (b) a material reduction in your annualized base salary without your prior consent (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the annualized base salaries of its other senior executives), or (c) the relocation of the Company following a Change in Control Event, such that your daily commute is increased by at least 50 miles. To terminate your employment for Good Reason you must (a) provide notice to the Company of the event giving rise to the Good Reason within 90 days after such event occurs, (b) provide the Company with at least 30 days to cure, and (c) if not cured, resign for Good Reason within 30 days following expiration of the cure period.”

13.	Entire Agreement. This letter, together with the Non-Competition Agreement and the Option Agreement, constitute the entire agreement between you and the Company pertaining to their subject matter, and supersede all previous written or oral representations, agreements and understandings between you and the Company related to the subject matter of this letter and those agreements.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Non-Competition Agreement. If you do not accept this offer by “10 days from acceptance”, the offer will be deemed withdrawn.

Sincerely,

By:	/s/ Jodie P. Morrison
Jodie P. Morrison
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Tokai Pharmaceuticals, Inc. I am not relying on any representations other than those set forth above.

/s/ Gerald Quirk	April 9, 2015
Gerald Quirk	Date

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, payments or benefits under Section 12(a) of the offer letter shall begin only following the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 12(a) of the offer letter, as applicable:

(a) It is intended that each installment of the payments and benefits provided under Section 12(a) of the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 12(a) of the offer letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 12(a) of the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of the offer letter, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii) Each installment of the payments and benefits due under Section 12(a) of the offer letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.